Exhibit 10.6

July 1, 2022

As of July 1, 2022, the prior arrangement of having Pyrophyte Acquisition Corp. (“Pyrophyte”) provide Pyrophyte Acquisition LLC (“Sponsor”) a monthly payment of $15,000 is hereby amended to reduce this monthly amount paid by Pyrophyte to Sponsor to $5,000 per month.

Sincerely,

/s/ Bernard J. Duroc-Danner	/s/ Sten L. Gustafson
Bernard J. Duroc-Danner	Sten L. Gustafson
Chairman	Chief Executive Officer
Pyrophyte Acquisition Corp.	Pyrophyte Acquisition Corp.